Exhibit (r)(1)

CAZ GP Stakes Growth Fund Code of Ethics (“1940 Act Code of Ethics”)

Purpose of the Code of Ethics

The Fund has adopted this Code of Ethics (the “Code”) to set forth guidelines and procedures that promote ethical practices and conduct by all of the Fund’s Access Persons, as defined below, and to ensure compliance with the Federal Securities Laws. To the extent that any such individuals are subject to compliance with the separately maintained Code of Ethics of the Adviser, Administrators or Distributor, as applicable, whose Codes of Ethics complies with Rule 17j-1, compliance by such individuals with the provisions of the Code of the applicable Adviser, Administrators or Distributor, shall constitute compliance with this Code. This Code is based on the principle that each Access Person of the Fund will conduct such activities in accordance with to the following principles:

•	to be dutiful in placing the interests of the Fund’s shareholders first and before their own;
•	all personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of Fund and responsibility; and
•	adhere to the fundamental standard that Access Persons shall not take inappropriate advantage of their position.

Any violation of this Code must be reported promptly to the Fund CCO. Failure to do so will be deemed a violation of the Code.

Legal Requirement

Pursuant to Rule 17j-1(b) of the 1940 Act, it is unlawful for any Access Person to:

•	employ any device, scheme or artifice to defraud the Fund;
•	make any untrue statement of a material fact to the Fund or fail to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they were made, not misleading;
•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or
•	engage in any manipulative practice with respect to the Fund, in connection with the purchase or sale (directly or indirectly) by such Access Person of a security "held or to be acquired" by the Fund.

Definitions

All definitions shall have the same meaning as explained in Rule 17j-1 or Section 2(a) of the 1940 Act and are summarized below.

Access Person means any Officer, Trustee, general partner or employee of the Fund or of the Adviser (or of any entity in a control relationship to the Fund or the Adviser) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership means in general (and subject to the specific provisions of Rule 16a- 1(a)(2) under the Exchange Act, as amended), having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in a security.

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Connected Persons means adult children or parents living at home, and any relative, person or entity for whom the Access Person directs the investments or securities trading unless otherwise specified.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the Exchange Act.

Covered Security shall mean any security except that it does not include:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and
•	Shares issued by open-end funds (excluding open-end exchange traded funds).

Exchange Traded Fund (“ETF”) means an open-end registered investment company that is not a unit investment fund, and that operates pursuant to an order from the SEC exempting it from certain provisions of the 1940 Act permitting it to issue securities that trade on the secondary market. Examples of open-end exchange-traded funds include, but are not limited to: Select Sector SPDRS; iShares; PowerShares; etc.

Fund means CAZ GP Stakes Growth Fund, an investment company registered under the 1940 Act.

Independent Trustees means those Trustees of the Fund that would not be deemed an “interested person” of the Fund, as defined in Section 2(a)(19)(A) of the 1940 Act.

An Initial Public Offering means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Act.

Limited Offering means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

Security held or to be Acquired by the Fund means any Covered Security which, within the most recent fifteen (15) days:

•	Is or has been held by the Fund; or
•	Is being or has been considered by the Fund or its Adviser for purchase by the Fund; and
•	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

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Policies of the Fund Regarding Personal Securities Transactions

General

No Access Person of the Fund shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

Specific Policies

No Access Person may buy or sell, directly or indirectly, any security in which he/she has, or by reason of transaction acquires, any direct or indirect beneficial ownership and which he/she knows or should have known at the time of such purchase or sale:

•	Is being considered for purchase or sale by the Fund; or
•	Is being purchased or sold by the Fund.

Pre-approval of Investments in IPOs and Limited Offerings

Investment Personnel22 must obtain approval from the Adviser before directly or indirectly acquiring beneficial ownership in any Covered Securities in an initial public offering or in a private placement or other limited offering.

Reporting Requirements

The Fund CCO, or designee, shall notify each person (annually in January of each year), considered to be an Access Person of the Fund that he/she is subject to the reporting requirements detailed in Sections 1, 2 and 3 below and shall deliver a copy of this Code to such Access Persons.

In order to provide the Fund with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed, each Access Person of the Fund must report to the Fund the following:

1. Initial Holdings Reports. Each Access Person must report to the Fund CCO, no later than 10 days after becoming an Access Person, the following information:

•	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
•	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
•	the date that the report is submitted by the Access Person.

This information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2. Annual Holdings Report. Each Access Person must report to the Fund CCO annually the following information (which information must be current as of a date no more than 45 days before the report is submitted):

•	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
•	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
•	the date that the report is submitted by the Access Person.

22 1 “Investment Personnel” of a fund or of a fund's investment adviser means:

(i) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

(ii) Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

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3. Quarterly Transaction Reports. Each Access Persons shall report to the Fund CCO the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the Covered Security at which the transaction was effected;
•	The name of the broker, dealer, or bank with or through whom the transaction was effected; and
•	The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the appropriate address noted above is an acceptable form of a quarterly transaction report.

4. Exceptions from Reporting Requirements. Each Independent Trustee of the Fund need not make an initial or annual holdings report, but shall submit the same quarterly report as required to the Fund CCO only for a transaction in a Covered Security where he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a trustee or officer, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Covered Security is or was purchased or sold, or considered for purchase or sale, by the Fund.

Review of Reports

The Fund CCO , or designee, shall be responsible for reviewing the reports received, maintaining a record of the names of the persons responsible for reviewing these reports, and as appropriate and reporting to the Board:

•	any transaction that appears to evidence a possible violation of this Code; and
•	apparent violations of the reporting requirements stated herein.

The Fund CCO shall review the reports referenced hereunder and shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits.

The Fund CCO and the Board shall review the operation of this Code at least annually. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the Board.

The Board, including a majority of the Independent Trustees, must approve the Code and any material changes to the Code. Before the Board may approve the Code, the Fund CCO must certify to the Board that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. Such certification shall be submitted to the Board prior to approving any material changes and at least annually.

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Certification

Each Access Person will be required to certify annually that he/she has read and understood the provisions of this Code and will abide by them. Each Access Person will further certify that he/she has disclosed or reported all personal securities transactions required to be reported under the Code. A form of such certification is attached below:

I certify that I have read and understand the Code of Ethics of and recognize that I am subject to it.

[For Access Persons, unless otherwise covered by the Code of Ethics of the Adviser, Administrator or Distributor, if applicable] I further certify that I have disclosed or reported all personal securities transactions and holdings as required to be reported under the Code.

[For Independent Trustees] I further certify that [please check one]:

• I have disclosed or reported on a quarterly transaction report all personal securities transactions for which I knew at the time of the transaction, or through the ordinary course of fulfilling my official duties as a Trustee, should have known, that during the 15-day period immediately preceding or following the date of such transaction (or such period prescribed by applicable law) such Covered Security was purchased or sold, or was being considered for purchase or sale, by any Fund.

• I did not make any personal securities transactions for which I knew at the time of the transaction, or in the ordinary course of fulfilling my official duties as a Trustee, should have known, that during the 15-day period immediately preceding or following the date of the transaction (or such period prescribed by applicable law) such Covered Security was purchased or sold, or was being considered for purchase or sale, by any Fund.

Printed Name:

Signature:

Date:

Adopted: May 27, 2026

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Sarbanes-Oxley Code of Ethics for Chief Executive and Senior Financial Officers

The Fund is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Fund’s Principal Executive Officer, Principal Financial Officer and Treasurer (or persons performing similar functions) (together, “Senior Officers”), sets forth specific policies to guide such individuals in the performance of their duties.

Senior Officers must comply with applicable law and have a responsibility to conduct themselves in an honest and ethical manner. Senior Officers have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

The 1940 Act Code of Ethics, which this Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of business as registered investment companies. All Senior Officers will be held accountable for adherence to this Code. Each Senior Officer must, upon the Fund’s adoption of this Code (or thereafter as applicable, upon becoming a Senior Officer), affirm in writing to the Board that they have received, read, and understand this Code by signing the Acknowledgement Form attached hereto as Exhibit E. Thereafter, each Senior Officer must affirm to the Board on an annual basis that they have complied with the requirements of this Code.

Compliance with Laws, Rules and Regulations

Each Senior Officer is required to comply with the laws, rules and regulations that govern the conduct of the Fund and to report any suspected violations in accordance with the section below entitled “Violations”.

Conflicts of Interest

Senior Officers are expected to dedicate their best efforts to advancing the Fund’s interests and to use objective and unbiased standards when making decisions that affect the Fund, keeping in mind that certain Officers are subject to inherent conflicts of interest because they are also officers of the Adviser as well as the Fund. A Senior Officer’s obligation to conduct the Fund’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships.

A conflict of interest for the purpose of this Code of Ethics occurs when a Senior Officer’s private interests interfere in any way, or even appear to interfere, with the interests of the Fund. The 1940 Act Code of Ethics, the Adviser’s and the Fund’s allocation procedures and the other policies of the Fund are designed to ensure the ethical handling of such conflicts. As a result, it is incumbent on each Senior Officer to be familiar with the 1940 Act Code of Ethics, the Adviser’s and Fund’s allocations procedures and other rules and regulations under the 1940 Act as well as the policies of the Fund.

When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest where a Senior Officer is receiving a personal benefit, the Senior Officer should act in accordance with the letter and the spirit of the 1940 Act Code of Ethics and/or the Fund’s or the Adviser’s other applicable policies and procedures.

A Senior Officer, if in doubt to the application or interpretation of any of these, should make full disclosure of all facts and circumstances to, and obtain the prior written approval, of the Secretary of the Fund.

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Disclosures

It is the policy of the Fund to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Fund files with, or submits to, the SEC and in all other public communications made by the Fund. Senior Officers are required to promote compliance with this policy by all employees and to abide by the Fund’s standards, policies and procedures designed to promote compliance with this Code of Ethics.

Violations

A Senior Officer must immediately report any know of or suspect a violation of applicable laws, regulations, policies, procedures, or this Code of Ethics, to the Chairman of the Audit Committee of the Fund verbally, in writing or by other means necessary. No one will be subject to retaliation when making any such report in good faith report of an actual or suspected violation.

Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Board shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Waivers of Code of Ethics

Any waiver of this Code, including an implicit waiver, granted to a Senior Officer may be made only by the Board or a committee of the Board to which such responsibility has been delegated, and must be disclosed by the Fund in the manner prescribed by law.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Fund’s Senior Officers in the conduct of the Fund’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Audit Committee, the legal counsel to the Fund, legal counsel to the Independent Trustees and such other persons as a majority of the Board, including a majority of the Independent Trustees, shall determine to be appropriate.

Senior Officers, upon appointment and on an annual basis thereafter, must affirm to the Board that he/she has read, understands and complied with the requirements of this Code (See Appendix A).

Adopted: May 27, 2026

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Exhibit E

CAZ GP Stakes Growth Fund

PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICER

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics for Principal Executive and Senior Financial Officers of The CAZ GP Stakes Growth Fund (the “Fund”), the undersigned hereby certifies as follows:

1.	I have read the Fund’s Code of Ethics for Principal Executive and Senior Financial Officers.

2.	I understand the Code of Ethics for Principal Executive and Senior Financial Officers a and acknowledge that I am subject to it.

3.	I affirm that I have complied with the requirements of this code.

Date	Print Name

Signature

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